As filed with the Securities and Exchange Commission on August 21, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JAMES HARDIE INDUSTRIES N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable

(State or other jurisdiction of incorporation	(IRS Employer
or organization)	Identification Number)
Atrium, 8th Floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
(Address of Principal Executive Offices)
James Hardie Industries NV Long Term Incentive Plan 2006
(Full title of the Plan)

Russell Chenu
Chief Financial Officer
JAMES HARDIE INDUSTRIES N.V.
Atrium, 8th Floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
(Name and address of agent for service)
31 20 301 2980
Telephone number, including area code, of agent for service
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of shares	Amount to be	offering price per	Proposed maximum
to be registered	registered (1)	share/obligation	aggregate offering price	Amount of registration fee
Common Stock, par value EUR 0.59 per share, to be issued under the LTIP	4,826,099 shares	$4.79(2)	$23,117,014(2)	$1,289.93
Common Stock, par value EUR 0.59 per share, to be issued pursuant to previously granted options under the LTIP	1,000 shares	$6.40(3)	$6,400(3)	$0.36

(1)	Represents 4,826,099 shares of the Registrant’s Common Stock, par value EUR 0.59 per share (the “Common Stock”) available for future issuance in accordance with the James Hardie Industries NV Long Term Incentive Plan 2006 (the “LTIP”) and 1,000 shares of Common Stock to be issued pursuant to previously issued options under the LTIP; and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. CHESS Units of Foreign Securities (“CUFS”) issuable upon deposit of one (1) share of Common Stock and American Depositary Shares evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of five (5) CUFS have been registered under a separate registration statement.

(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based on one-fifth of the average of the high and low reported prices of the Registrant’s ADRs on the New York Stock Exchange on August 17, 2009. Each ADR is equal to five (5) shares of Common Stock and the average of the high and low reported price for one ADR was $23.96 on August 17, 2009.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the exercise price of A$7.83 per share for each such option outstanding under the LTIP, which converts into $6.40 at the August 17, 2009 exchange rate of A$1.2285 to $1.0000.

INTRODUCTION
          This registration statement (“Registration Statement”) on Form S-8 is filed by James Hardie Industries N.V. (the “Company” or the “Registrant”), relating to 4,827,099 shares of the Company’s common stock, par value EUR 0.59 per share (the “Common Stock”), to be offered and sold under the James Hardie Industries NV Long Term Incentive Plan 2006.
PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information required by Part I and to be contained in the Section 10(a) prospectus is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          We hereby incorporate by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)	our Annual Report on Form 20-F for the fiscal year ended March 31, 2009, filed with the Commission on June 25, 2009;

(b)	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended March 31, 2009; and

(c)	the description of our Common Stock contained in our Registration Statement on Form 20-F/A filed on October 1, 2001 (File No. 001-15240), together with any amendment or report filed for the purposes of updating that description.
                    In addition, all documents and reports subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
Our Articles of Association provide in article 28 that we shall generally indemnify any person who is or was a director or one of our employees, officers or agents, or who at our request has become a director, officer or agent of another entity or a trust, and suffers any loss as a result of any action in connection with their service to us, provided they acted in good faith in carrying out their duties and in a manner they reasonably believed to be in our interest. This indemnification generally will not be available if the person seeking indemnification acted with gross negligence or willful misconduct in the performance of such person’s duties to us. A court in which an action is brought may, however, determine that indemnification is appropriate nevertheless.
In addition, our Articles of Association provide that shareholders may approve a resolution at a general meeting of shareholders to fully discharge the members of our Managing Board, Supervisory Board and Joint Board from liability towards us in respect of the exercise of their duties during the financial year covered by the annual accounts subject to certain exceptions under Dutch law, including exceptions relating to the liability of members of our Managing Board, Supervisory Board and Joint Board upon bankruptcy or insolvency of a company. Under Dutch law, this discharge is not absolute and would not be effective as to any matters not disclosed in or apparent from our annual accounts or not otherwise disclosed to our shareholders, and is subject to general reasonableness and fairness. Our shareholders have not approved such a resolution at this time.
We have provided Deeds of Access, Insurance and Indemnity governed by Dutch law (each an “Indemnity Deed”) to our directors and senior employees, and our subsidiary, James Hardie Building Products Inc. (“JHBP”), has provided Indemnity Agreements governed by Nevada law (each an “Indemnity Agreement”) to directors, officers and certain employees of us, JHBP or their affiliates. These Indemnity Deeds and Indemnity Agreements are consistent with our Articles of Association and relevant laws.
The terms of the Indemnity Deeds require us, to the maximum extent permitted by law, to unconditionally and irrevocably indemnify a director in relation to the director serving or having served as a director of us or one of our subsidiaries or another entity at our request or the request of one of our subsidiaries to the extent permitted by Dutch law from and against all claims, liabilities (including liability for negligence), civil penalties being pecuniary penalties imposed by legislation, legal costs actually and reasonably incurred (not limited to taxed costs), net wage or withholding taxes, social security premiums or other Dutch or foreign taxes as a result of indemnification, as well as reasonable legal costs actually incurred in good faith by the director in obtaining legal advice regarding issues arising from an Indemnity Deed or making a claim or in relation to being a witness to any type of proceedings, mediation or other form of dispute resolution. This indemnity is limited to the extent that it is not available to a director where a Dutch court has established in a final, non-appealable decision that the director (1) acted with willful misconduct, (2) acted with intentional recklessness, (3) was seriously imputable or (4) did not act in good faith, unless otherwise provided for by Dutch law or the boards provide otherwise based on standards of reasonableness and fairness.
The Indemnity Deeds require us, upon a request by a director, to make payment of amounts payable within 30 days of the incurrence of the liability or the date the amount is due and payable, whichever is shorter, and the director undertakes to repay the amounts paid to them if it is ultimately determined that he or she is not entitled to indemnification for such amounts or if such amounts exceed what we are permitted to pay under the Indemnity Deed or if he or she receives payment under an insurance contract in respect of those liabilities. To the extent that a director also receives payment under an indemnity from one of our subsidiaries, the director is not entitled to claim under the Dutch law Indemnity Deed.
Under the Indemnity Deeds a director has the right to access our company books and those of our subsidiaries in relation to any act or omission in relation to the director acting in that capacity for us, our subsidiaries or another entity at our request or at the request of our subsidiaries.
The Indemnity Agreements provide that JHBP shall hold harmless and indemnify a director, officer or employee of us, JHBP, or their affiliates to the maximum extent allowed by Nevada law against any expenses, liabilities and losses (including, without limitation, investigation expenses, expert witnesses’ and attorneys’ fees and expenses, judgments, penalties, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment) actually and reasonably incurred by the director, officer or employee (net of any insurance proceeds or other amounts received by the indemnitee as compensation for such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative or in arbitration, to which the director, officer or employee is a party or participant or is threatened to be made a party or participant (a) based upon, arising from, relating to or by reason of the fact that the director, officer or employee was or is a director, officer or employee of us or of JHBP, or is or was serving at our request or the request JHBP, as a director, officer, partner, member, manager, trustee, fiduciary, employee or agent of another corporation or entity, or (b) arising from or relating to any action or omission to act taken by the director, officer or employee in any of the capacities described above. However, the director, officer or employee will only be indemnified in connection with a proceeding initiated by him or her (other than a proceeding to enforce his or her rights under the indemnity agreement) if the proceeding was authorized by a two-thirds vote of the board of directors of JHBP.

By the terms of the Indemnity Agreements, their benefits are not available if there is a judgment or other final adjudication, after all appeals and all time for appeals has expired, which is adverse to the director, officer or employee and which establishes (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty or willful fraud or illegality, and were material to the cause of action so adjudicated; (b) that he or she in fact personally gained a financial profit or other advantage to which he or she was not legally entitled, (c) that indemnification of the director, officer or employee is prohibited by applicable law, (d) in respect of any remuneration paid to the director, officer or employee if such remuneration was in violation of law or (e) that such indemnification is not lawful and JHBP and the director, officer or employee have been advised that the Commission believes that the indemnification for liabilities arising under the US federal securities laws is against public policy and is, therefore, unenforceable and claims for indemnification should be submitted to the appropriate court for adjudication. In addition, the benefits are not available for any claim made against the director, officer or employee for an accounting of profits made from the purchase or sale by the director, officer or employee of our securities within the meaning of Section 16(b) of the Exchange Act or analogous provisions of any applicable law.
The Indemnity Agreements require JHBP upon request by the director, officer or employee to make payment within 30 days of amounts payable under the Indemnity Agreements as expended or incurred in advance of indemnification, provided, however, that the director, officer or employee undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such amounts.
As required by the terms of the Indemnity Deeds and the Indemnity Agreements, we and JHBP maintain director and officers insurance policies under which such persons would be insured against liabilities resulting from their service to us.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits
          See “Exhibit Index” below.
Item 9. Undertakings
          (a) The undersigned Registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;
                    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands on this 21 day of August, 2009.

JAMES HARDIE INDUSTRIES N.V.
By:	/s/ Russell Chenu
Russell Chenu
Chief Financial Officer

          Each person whose signature appears below hereby appoints each of Russell Chenu, Robert Cox and Paul Bokota his true and lawful attorney-in-fact with each of Messrs. Chenu and Cox having the authority, acting singly, to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis Gries Louis Gries	Chief Executive Officer, Member of the Joint Board and Chairman of the Managing Board (Principal Executive Officer)	August 21, 2009

/s/ Russell Chenu Russell Chenu	Chief Financial Officer and Member of the Managing Board (Principal Financial and Accounting Officer)	August 21, 2009

/s/ Robert Cox Robert Cox	Member of the Managing Board	August 21, 2009

* Michael Hammes	Chairman of the Joint Board and Supervisory Board	August 21, 2009

* Donald McGauchie	Deputy Chairman of the Joint Board and Supervisory Board	August 21, 2009

* Brian Anderson	Member of the Joint Board and Supervisory Board	August 21, 2009

*	Member of the Joint Board and Supervisory Board	August 21, 2009
James Osborne

*	Member of the Joint Board and Supervisory Board	August 21, 2009
David Harrison

* Rudy van der Meer	Member of the Joint Board and Supervisory Board	August 21, 2009

*	This Form S-8 was executed by Russell Chenu as Attorney-in-Fact for Louis Gries, Michael Hammes, Donald McGauchie, Brian Anderson, James Osborne, David Harrison and Rudy van der Meer pursuant to the Powers of Attorney granted thereby as previously filed with the Commission.

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Association of James Hardie Industries N.V., as most recently amended on August 20, 2007 (English Translation) (incorporated by reference to Exhibit 1.1 to our Annual Report on Form 20-F filed on July 8, 2008, and incorporated herein by reference)

4.2	Amended and Restated James Hardie Industries NV Long Term Incentive Plan 2006

5.1	Opinion of Loyens & Loeff

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Loyens & Loeff (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)